As filed with the Securities and Exchange Commission on March 22, 2019
Registration No. 333-207740
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 12 TO FORM S-11 REGISTRATION STATEMENT
Under THE SECURITIES ACT OF 1933

Resource Apartment REIT III, Inc. (Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor Philadelphia, Pennsylvania 19103 (215) 231-7050 (Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Alan F. Feldman

Chief Executive Officer

Resource Apartment REIT III, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Robert H. Bergdolt, Esq. Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒  Registration No. 333-207740

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer Non-accelerated filer	☐ ☒	Accelerated filer Smaller Reporting Company Emerging Growth Company	☐ ☒ ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Explanatory Note

This Post-Effective Amendment No. 12 to the Registration Statement on Form S-11 (No. 333-207740) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.Financial Statements and Exhibits

(b)Exhibits.  The following exhibits are filed as part of this registration statement:

Ex.Description

23.4Consent of Grant Thornton LLP

23.5Consent of Duff and Phelps, LLC

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 22nd day of March, 2019.

RESOURCE APARTMENT REIT III, INC.
By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Alan F. Feldman	Chief Executive Officer	March 22, 2019
Alan F. Feldman	(Principal Executive Officer)

*	Chief Financial Officer and Senior Vice President	March 22, 2019
Steven R. Saltzman	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 22, 2019
Paul Hughson

*	Independent Director	March 22, 2019
Harvey Magarick

*	Independent Director	March 22, 2019
Lee F. Shlifer

*	Independent Director	March 22, 2019
David Spoont

* By:	/s/ Alan F. Feldman	March 22, 2019
Alan F. Feldman
Chief Executive Officer
Attorney-in-Fact